USLIFE INCOME FUND, INC.

                             ARTICLES OF AMENDMENT


USLIFE Income Fund, Inc., a Maryland corporation, with its business office at 2929 Allen Parkway, Houston, Texas 77019, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

The charter of the corporation is hereby amended as follows:

1.      That the following paragraphs will be added in their entirety as
        Section 5 to the Seventh Article of the Articles of Incorporation:

         A vote of at least 75% of the stockholders, in addition to any vote of the Board of Directors as may be required by law or by the Bylaws, shall be necessary to effect any of the following actions: (a) any amendment to the Articles of Incorporation to convert the Corporation from a closed-end investment company form to an open-end investment company form (as such terms are defined in the Investment Company Act of 1940); (b) any stockholder proposal as to specific investment decisions made or to be made with respect to the Corporation?s assets; or (c) any Business Combination.

         Business Combination shall mean the following: (a) any merger or consolidation of the Corporation with or into any other person; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any other person of any assets of the Corporation except for portfolio transactions of the Corporation effected in the ordinary course of the Corporation?s business; (c) the issuance or transfer by the Corporation (in one transaction or a series of transactions) of any shares of the Corporation to any other person in exchange for cash, securities or other property (or a combination thereof) excluding sales of any shares of the Corporation in connection with a public offering thereof.

2. That the following paragraph will be added in its entirety as the second paragraph to the Sixth Article of the Articles of Incorporation:

         The Board of Directors shall be divided into three classes. Within the limits above specified, the number of directors in each class shall be determined by resolution of the Board of Directors. The term of office of the first class shall expire on the date of the annual meeting of stockholders first succeeding their election. The term of office of the second class shall expire one year thereafter. The term of office of the third class shall expire two years thereafter. Upon expiration


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         of the term of office in each class as set forth above, the number of directors in such class, as determined by the Board of Directors, shall be elected for a term of three years to succeed the directors whose terms of office expire. The directors shall be elected at the annual meeting of the stockholders, except as necessary to fill any vacancies as above specified, and each director elected shall hold office until his successor is duly elected and qualifies, or until his earlier resignation, death, or removal.

These amendments of the charter of the corporation have been approved by the directors and shareholders.

        IN WITNESS WHEREOF, the undersigned President and Vice
President/Secretary swear under penalties of perjury that the foregoing is a corporate act.

Dated: November 20, 1998

                                             USLIFE INCOME FUND, INC.

                                                       /S/
                                             ------------------------------
                                             Peter V. Tuters
                                             President

ATTEST:

           /S/
-------------------------------
Cynthia A. Toles
Vice President and Secretary









Submitted by:
Linda Thompson
The Variable Annuity Life Insurance Company
2929 Allen Parkway, L4-01
Houston, Texas 77019